CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 27, 2015,relating to the financial statements and financial highlights which appear in the February 28, 2015 annual reports to shareholders ofInvesco Limited Term Municipal Income Fund (formerly known as Invesco Tax-Free Intermediate Fund), Invesco High Yield Municipal Fund, Invesco Intermediate Term Municipal Income Fund, Invesco Municipal Income Fund, Invesco New York Tax Free Income Fund and Invesco Tax-Exempt Cash Fund (the portfolios constituting AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

June 23, 2015